Exhibit 99.1

FOR IMMEDIATE RELEASE

Summary:               Mercantile Bankshares Corporation Announces Increase In
                                Quarterly Cash Dividend, Plan to Repurchase Stock

BALTIMORE, MARYLAND, June 13, 2006 - Edward J. Kelly, III, Chairman of the Board, President and Chief Executive Officer of Mercantile Bankshares Corporation (Nasdaq: MRBK) announced that, at a meeting held today, the Directors declared a quarterly dividend of $0.28 per share on the common stock, payable June 30, 2006, to stockholders of record as of June 23, 2006. The $0.28 dividend is a 7.7% increase over the $0.26 dividend per share paid in prior quarters. This marks the 30th consecutive year of dividend increases.

The Directors also authorized the Corporation to purchase up to 2,000,000 shares of its common stock, in addition to approximately 677,000 shares which may be purchased under the Corporation’s previously announced program. Purchases may be made from time to time, subject to regulatory requirements, in the open market or in privately negotiated transactions. Share purchases will continue to be restricted until the acquisition of James Monroe Bancorp, Inc. has been completed. Solicitations for assistance with the buyback program should be directed to Mr. Terry Troupe, CFO and Executive Vice President for Mercantile Bankshares Corporation at 410-237-5868.

Mercantile Bankshares Corporation, with more than $16 billion in assets, is a regional multibank financial holding company with headquarters in Baltimore, Maryland. Its member banks serve communities in Maryland, Washington, D.C., Northern Virginia, the Delmarva Peninsula and southern Pennsylvania from a network of 238 offices and more than 249 ATMs.   The Investment & Wealth Management division has assets in excess of $47 billion with management responsibility for more than $20 billion.  Additional information is available at www.mercantile.com.

 Contact:
 David E. Borowy
 Investor Relations
 410-347-8361
 david.borowy@mercantile.com